Exhibit 99.1
PRESS RELEASE July 28, 2011 FOR IMMEDIATE RELEASE For further information contact J. Scott Sitter, Choice Bank (920) 267-8052

CHOICE BANCORP, INC. REPORTS SECOND QUARTER EARNINGS OF $0.25 PER SHARE *** Six month net income of $0.41 per share, compared to $0.05 for 2010

July 2011 – Oshkosh, WI – Choice Bancorp, Inc. today reported net income of $548,000, or $0.25 per common share, for the quarter ended June 30, 2011, and $880,000, or $0.41 per common share, for the six months ended June 30, 2011.   This compared to a net loss of $53,000, or $0.02 per common share, for the quarter ended June 30, 2010, and a net income of $116,000, or $0.05 per common share, for the six months ended June 30, 2010.

“We are very pleased with our performance for this quarter as we continue to refine our core earnings model,” said President and CEO J. Scott Sitter.  “Strategies to enhance net interest margin and control overhead costs have helped to drive the success that we have enjoyed so far this year.  As the local economies slowly look to recover, we are encouraged by our first half results, as well as the forecasts we are hearing from our local business customers.”

Choice Bancorp has seen a significant increase in its net-interest income over the past twelve months.  Net interest income of $3.34 million for the first half of 2011 is $1.25 million ahead of 2010 levels, a 60.2% increase year-over-year.   Non-performing assets as of June 30, 2011 represented 1.26% of total assets, compared to 4.96% as of June 30, 2010.  The company’s non-performing assets consist of $1.0 million in Other Real Estate Owned and $1.1 million in nonaccrual loans.  Loans delinquent 30-89 days represent $0.1 million, or 0.07% of total gross loans.

The Company is reporting total assets of $167.8 million as of June 30, 2011.  This represents a $4.1 million increase from December 31, 2010.  During the same period, gross loans increased $14.8 million to $155.0 million.  Sitter added, “Although our primary focus for 2011 has been on core earnings and asset quality, our sales staff has performed exceptionally well by gaining local market share.”

Choice Bank, established in July 2006, is located at 2450 Witzel Avenue, Oshkosh with a second location at 2201 Jackson
Street, Oshkosh. In March 2011, Choice Bank became a wholly-owned subsidiary of Choice Bancorp, Inc. Choice Bancorp,
Inc. is publicly traded, one-bank holding company, trading under the symbol of CBKW.  Choice Bank is a locally owned and operated community bank dedicated to making a difference in your community!

Choice Bank…Your Community, Your Choice!

Member FDIC Equal Housing Lender
For additional information about Choice Bank, call (920) 230-1300 or visit www.choicebank.com.

###